INDEMNITY AGREEMENT

INDEMNITY AGREEMENT AND ESCROW dated December 29, 2006 by and among Gold Standard, Inc., a Utah corporation (hereinafter referred to as “GOLS”), the individuals identified on the signature page as the Shareholders of Changan International Limited, a corporation organized under the laws of the Hong Kong Special Administrative Region (hereinafter referred to as the “Changan Shareholders”), Scott L. Smith, President of GOLS (“Smith”) and Leonard Burningham, counsel to GOLS (“Escrow Agent”).

WHEREAS, GOLS and the Changan Shareholders have entered into a Share Exchange Agreement dated December 18, 2006 (the “Share Exchange Agreement”) whereby the Changan Shareholders have agreed to transfer to GOLS all of the shares of Changan International Limited (“Changan”) in exchange for 60,000,000 shares of common stock of GOLS to be issued to the Changan Shareholders; and

WHEREAS, as a result of the share exchange, the Changan Shareholders will own 97.88% of the outstanding shares of capital stock of GOLS; and

WHEREAS, the parties wish to make arrangements to pay and discharge all of GOLS’ debts and obligations outstanding on the date of the closing (the “Closing Date,”, as defined in the Share Exchange Agreement) and, accordingly, are causing funds to be delivered to the Escrow Agent,  to be disbursed and held in accordance with the terms of this Agreement; and

WHEREAS, Smith has agreed for a period of one year to indemnify and hold harmless GOLS and the Changan Shareholders from all liabilities of GOLS existing on the Closing Date that are not satisfied by the funds held in escrow under the terms of this Agreement, and Smith has also agreed to cancel certain warrants to acquire GOLS common stock issued to him by GOLS; and in consideration of these promises by Smith, the Changan Shareholders have agreed that the balance of escrowed funds not used to pay GOLS’ liabilities shall be paid to Smith; and

WHEREAS, this Agreement is dated on the Closing Date and is intended to be effective simultaneously with the consummation of the Closing of the share exchange;

NOW, THEREFORE, it is agreed:

1.

FUNDS RECEIVED BY ESCROW AGENT.

The Escrow Agent acknowledges receipt of funds in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) from the Changan Shareholders (the “Escrowed Funds”).  The Escrow Agent agrees to hold the Escrowed Funds in escrow and to disburse them in accordance with the terms of this Agreement.  GOLS and the Changan Shareholders agree that the Escrowed Funds shall be disbursed by the Escrow Agent in accordance with the terms of this Agreement.

2.

DISBURSMENT OF ESCROWED FUNDS

2a.

Smith agrees to use his best efforts and due diligence to identify all liabilities of GOLS outstanding on the Closing Date, including all claims, expenses, assessment, charges, indebtedness, deficiencies, guarantees or obligations of any nature whatsoever, deferred or otherwise, and whether due or to become due (the “Liabilities”). The Escrow Agent will utilize the Escrowed Funds to pay the Liabilities identified to him by Smith or by the Changan Shareholders.  Smith or the Changan Shareholders shall take all measures requested by the Escrow Agent to establish the validity and accuracy of the Liabilities presented for payment, and shall, at a minimum, present an invoice or other evidence of the obligation and appropriate back-up documentation.  At the request of the Changan Shareholders, the Escrow Agent shall provide to them copies of all evidence regarding Liabilities identified for payment by Smith.

2b.

Smith and GOLS shall also identify to the Escrow Agent all liabilities incurred by GOLS and/or Smith in connection with the negotiation, execution and closing of the Share Exchange Agreement, including legal and accounting costs, and the Escrow Agent shall utilize the Escrowed Funds to pay all such liabilities.

2c.

If and when (a) Smith certifies to the Escrow Agent that all Liabilities have been satisfied and (b) the Changan Shareholders do not contradict Smith’s certification or challenge any payment made by the Escrow Agent according to Smith’s instructions by giving notice to the Escrow Agent within five business days after receipt of a copy of such certification (delivered to the Changan Shareholders in accordance with the notice provisions set forth in Section 5 hereof), then the Escrow Agent will make an initial disbursement to Smith of the remaining Escrowed Funds, if any, less the sum of $100,000.

2d.

After making the initial disbursement, if any, to Smith, the Escrow Agent shall continue to use the Escrowed Funds to pay Liabilities of GOLS identified to him by Smith or the Changan Shareholders.  On the first anniversary of the Closing Date, the Escrow Agent shall pay to Smith the remaining balance of the Escrowed Funds, if any.

3.

SMITH’S COVENANTS

3a.

In consideration of the receipt of the remaining Escrowed Funds, as provided in Section 2 hereof, Smith agrees on the Closing Date to surrender to GOLS for cancellation certain warrants to acquire shares of GOLS common stock that were granted to him on January 30, 2004, with the agreed upon value of the said warrants being $200,000 of the $500,000 Escrowed Funds.

3b.

As further consideration, Smith agrees to indemnify, defend and hold harmless each of GOLS and any subsidiary or affiliate thereof and each person who is upon the consummation of the Closing or who becomes thereafter a shareholder, officer or director or GOLS and their respective heirs, legal representatives, successors and assigns (each, an “Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in discharge or settlement of or in connection with any Liabilities.  Any Indemnified Party wishing to claim indemnification under this Section 3, upon learning of any such payment, settlement, loss, claim, action, suit, proceeding or investigation, shall notify Smith in writing, but the failure to so notify shall not relieve Smith from any liability that he may have under this Section 3, except to the extent that such failure would materially prejudice Smith.  Smith’s liability hereunder shall remain in effect for a period of one year from the Closing Date, and, accordingly, he shall be liable for any claims for indemnification made hereunder as to which he receives notice on or prior to such anniversary date, but he shall not be liable with respect to any claims made thereafter.

4.

PROVISIONS CONCERNING ESCROW AGENT

The Escrow Agent shall perform his obligations hereunder subject to the following provisions.

(a)

Scope of Duties.  The duties of the Escrow Agent shall be entirely administrative in nature, and the Escrow Agent shall have no fiduciary obligation to any party hereto.  The Escrow Agent shall be obligated to act only in accordance with written instructions received by him as provided herein, except that the Escrow Agent shall comply with any final and unappealable order, judgment or decree of any court of competent jurisdiction received by him.   No implied duties or obligations of any kind shall be read into this Agreement.

(b)

Limitation on Liability.   In performing his duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses except for damages, losses or expenses resulting from the willful default, gross negligence or fraud of the Escrow Agent.  In no event will the Escrow Agent be liable for any special, consequential or punitive damages.

(c)

Reliance on Counsel, etc.   The Escrow Agent shall not in any case incur liability with respect to any action taken or omitted in good faith upon advice of counsel, or any action taken or omitted in reliance upon any written notice, release or other document provided to the Escrow Agent as to the genuineness of the signatures thereon, the authority of the signatories, its due execution, the validity and effectiveness of its provisions, or the truth and accuracy of the information contained therein.

(d)

Indemnification of Escrow Agent; Expenses.   The Escrow Agent shall not be responsible for initiating any action, claim or proceeding hereunder.  Smith and the Changan Shareholders shall jointly and severally indemnify the Escrow Agent (and his heirs and legal representatives)  and hold him and them harmless from and against, any and all losses, damages, liability and expenses, including attorneys fees, incurred by the Escrow Agent in connection with the performance of his duties hereunder, including but not limited to attorneys’ fees and other costs and expenses of defending against any claim of liability (except liability arising out of the Escrow Agent’s fraud, willful misconduct or gross negligence) arising out of this Agreement.  The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause him to incur any expense or liability unless he shall have been furnished with acceptable indemnification.

(e)

Disputes.  In the event of any dispute between Smith and the Changan Shareholders, or if any conflicting demand shall be made upon the Escrow Agent, the Escrow Agent shall not be required to determine the same or take any action thereon.  Rather, the Escrow Agent may, at his sole option, (a) retain the disputed amount of the Escrowed Funds in his possession, without liability to anyone, until such dispute shall have been settled or resolved; or (b) file a suit in interpleader in the state or federal courts situate in the State of Utah for the purpose of having the respective rights of the parties adjudicated.  The Escrow Agent may, upon initiation of such suit, deposit the Escrowed Funds with the court and, upon giving notice thereof to the parties, the Escrow Agent shall be fully released and discharged from all further obligations hereunder.

(f)

Resignation.   The Escrow Agent may resign at any time by delivering written notice to the parties.  If the parties fail to advise the Escrow Agent within ten business days as to the appointment of a successor, the Escrow Agent may, at his sole option, (a) retain the Escrowed Funds in his possession, without liability to anyone, until such appointment shall have been made; or (b) file a suit in interpleader in the state or federal courts situate in the State of Utah for the purpose of having a successor appointed.  The Escrow Agent may, upon initiation of such suit, deposit the Escrowed Funds with the court and, upon giving notice thereof to the parties, the Escrow Agent shall be fully released and discharged from all further obligations hereunder.

(g)

Waiver.  The parties are aware that the Escrow Agent represents GOLS and Smith.  The parties agree that the Escrow Agent may represent the GOLS and Smith in connection with the Share Exchange Agreement or in other related or unrelated matters.  The parties acknowledge that the Escrow Agent is serving at their mutual request, and all waive any objection thereto.

(h)

Conflict of Interest Waiver.  It is understood and agreed by GOLS, Smith and the Changan Shareholders that the Escrow Agent was owed by GOLS the sum of $59,931.46 for legal fees and costs at December 1, 2006, and that as legal counsel for GOLS, legal fees and costs have been incurred since December 1, 2006, all of which will be paid or payable to the Escrow Agent as part of the Liabilities; each of GOLS, Smith and the Changan Sharholders waives any conflict of interest that the Escrow Agent may have by reason of receipt of any of the Escrow Funds as partial payment of GOLS liabilities.

5.

NOTICES

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given or made as follows:

(a)

If sent by facsimile transmission, when transmitted to the fax numbers noted below and receipt is confirmed by the fax machine; or

(b)

If personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to the Changan Shareholders, to:

Zhou Qingwei

8 Haping Fu Road

Harbin, Heilongjiang

P.R. China

Fax Number:  86-451-82695951

with a copy to (which shall not constitute notice):

Robert Brantl, Esq.

52 Mulligan Lane

Irvington, NY  10533

Facsimile:  (914) 693-1807

If to Smith, to:

Scott L. Smith

136 South Main Street, Suite 712

Salt Lake City, Utah 84101

Facsimile:  (801) 328-4457

If to the Escrow Agent, to:

Leonard Burningham, Esq.

455 East 500 South, Suite 205

Salt Lake City, UT 84111

Facsimile:  801-355-7126

6.

APPLICABLE LAW

This Agreement shall be governed by the laws of the State of Utah, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

7.

ASSIGNMENT; BINDING EFFECT

This Agreement, including both its obligations and benefits, shall inure to the benefit of, and be binding on the respective heirs, legal representatives and successors of the parties and on their respective permitted assignees and transferees.  This Agreement may not be assigned or transferred in whole or in part by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

8.

COUNTERPARTS

This Agreement may be executed in multiple facsimile or original counterparts.   Each of the counterparts shall be deemed an original, and together they shall constitute one and the same binding Agreement, with one counterpart being delivered to each party hereto.

9.

AMENDMENT

This Agreement may not be changed orally, and may only be amended by an agreement in writing signed by all parties, including the Escrow Agent.

10.

NO RIGHTS IN THIRD PARTIES.

This Agreement is not intended to, nor shall it be construed to, create any rights in any third parties.

11.

FURTHER ACTIONS

Each of the parties agrees that it shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first above written.

GOLD STANDARD, INC.

By: /s/ Scott L. Smith

      Scott L. Smith, President

CHANGAN SHAREHOLDERS:

/s/ Li Guomin

Li Guomin

/s/ Su Ning

Su Ning

/s/ Zhou Qingwei

Zhou Qingwei

ESCROW AGENT

/s/ Leonard Burningham

Leonard Burningham

SMITH

/s/ Scott L. Smith

Scott L. Smith